SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 19, 2006

HARBOR FLORIDA BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22817	65-0813766

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Second Street, Fort Pierce, FL	34950

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (772) 461-2414

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

          On April 19, 2006, the Company’s Board of Directors approved extensions of the term of certain Change of Control and Non-Compete Agreements with Executive Officers (the “Agreements”). The extensions, which affect three Executive Officers of the Harbor Federal Savings Bank (the “Bank”), provide in each case for an additional one-year term. The Agreements will expire (as amended) on April 19, 2009 and are with President and Chief Operating Officer J. Hal Roberts, Executive Vice President Michael J. Brown, Jr., and Chief Financial Officer H. Michael Callahan.  Each Agreement also contains a non-competition provision that prevents the Executive Officer from competing with the Company or the Bank in certain Florida counties if his employment with the Company or the Bank is terminated for any reason.  The non-competition provisions in each instance are for two (2) years.  The Agreements were initially adopted in 2000 with respect to Mr. Roberts and Mr. Brown Jr. and in 2002 with respect to Mr. Callahan and have been previously filed with the Commission as exhibits to the Company’s periodic reports.

          The Company also amended the existing Change of Control and Non-Compete Agreement between the Bank and Senior Vice President Randall A. Ezell.  The amendment included a change, which increased the amount of benefit received in the event of termination following a Change In Control (as defined in the amended agreement).  As amended, Mr. Ezell’s termination benefit was increased from one times to two times annual salary.  The Agreement with Mr. Ezell and the amendment thereto are filed as an Exhibit to this Form 8-K and incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits

          A copy of the existing Change of Control and Non-Compete Agreement, and an amendment thereto, for Senior Vice President Randall A. Ezell is attached as Exhibit 10.

(c)	Exhibits

Number

	10	Change of Control and Non-Compete Agreement for Randal A. Ezell, and amendment thereto.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2006	HARBOR FLORIDA BANCSHARES, INC.,
Registrant

	By:	/s/ H. Michael Callahan

	Name:	H. Michael Callahan
	Title:	Chief Financial Officer and Senior Vice President